EXHIBIT 99.1

NEWS RELEASE

Contacts:	C. Byron Snyder - Chairman, President & CEO
Integrated Electrical Services, Inc.
713-860-8001

FOR IMMEDIATE RELEASE

Ken Dennard / ksdennard@drg-e.com

Karen Roan / kcroan@drg-e.com

DRG&E

713-529-6600

INTEGRATED ELECTRICAL SERVICES

ANNOUNCES ENTRY OF COURT ORDERS

HOUSTON — FEBRUARY 21, 2006 — As previously announced, Integrated Electrical Services, Inc. (OTC Pink Sheets: IESRQ) and all of its domestic subsidiaries filed for chapter 11 protection in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division on February 14, 2006.

Subsequent to the filing of chapter 11 petitions and its proposed pre-arranged chapter 11 plan of reorganization, IES asked the Bankruptcy Court to hear a series of “first day” motions on an expedited basis, benefiting its employees, vendors, service providers, customers and other stakeholders. The company asked for and received from the Bankruptcy Court interim orders allowing IES to continue paying its employees’ salaries and benefits; to continue paying its vendors and other general unsecured creditors in the ordinary course of business; to maintain its current cash management systems and bank accounts; to obtain DIP financing with Bank of America; and to obtain DIP bonding with Federal Insurance Company.

“We are very pleased with the relief granted by the Bankruptcy Court. These orders should allow us to continue to conduct our business operations, including paying our vendors, during the pendency of our prearranged chapter 11 cases in the ordinary course,” said Byron Snyder, IES’ chairman, president, and chief executive officer.

Copies of these orders, all other documents filed with the Bankruptcy Court, a list of upcoming deadlines and other important information may be obtained free of charge by visiting http://www.velaw.com/mcso/clients/ies.asp. All documents filed in the cases may also be viewed electronically on the PACER system at http://ecf.txnb.uscourts.gov and are on file with the Clerk of the Bankruptcy Court, Earle Cabell Building, U.S. Courthouse, 1100

EXHIBIT 99.1

Commerce Street - Room 1254, Dallas, TX 75242, where they are available for review between the hours of 8:30 a.m. - 4:30 p.m. The staff of the bankruptcy clerk's office cannot give legal advice.

For more information regarding this release, visit the company’s website at www.ies-co.com or call (713) 860-8001.

Integrated Electrical Services, Inc. is a national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

This Press Release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the Company’s inability to obtain in Bankruptcy Court the confirmation of its plan of reorganization and the approval of necessary orders for the conduct of its business while in bankruptcy, the Company’s inability to complete a financial restructuring on terms acceptable to the Company or at all, the Company’s inability to deal with concerns of vendors, customers or employees during the bankruptcy process causing disruption to business or cash flows, the Company’s ability to continue as a going concern, the inherent uncertainties relating to estimating future operating results or our ability to generate sales, operating income, or cash flow, potential difficulty in addressing a material weakness in the Company’s accounting systems that has been identified by the Company and its independent auditors, potential limitations on our ability to access the credit line under our credit facility, litigation risks and uncertainties, fluctuations in operating results because of downturns in levels of construction, inaccurate estimates used in entering into and executing contracts, difficulty in managing the operation of existing entities, the high level of competition in the construction industry both from third parties and ex-employees, changes in interest rates that could effect the level of construction, the general level of the economy, increases in costs or limitations on availability of labor, steel, copper and gasoline, limitations on the availability and the increased costs of surety bonds required for certain projects, inability to provide sufficient bonding needed for available work, risk associated with failure to provide surety bonds on jobs where we have commenced work or are otherwise contractually obligated to provide surety bonds, loss of key personnel, business disruption and costs associated with the Securities and Exchange Commission investigation now pending and other litigation that may arise from time to time, unexpected liabilities associated with warranties or other liabilities attributable to the retention of the legal structure or retained liabilities of business units where we have sold substantially all of the assets, inability to fulfill the terms of any debtor-in-possession credit facility or exit facility, inability of subsidiaries to incorporate new accounting, control and operating procedures, inaccuracies in estimating revenues and percentage of completion on contracts, disruptions or inability to effectively manage work related to Hurricane Katrina and Rita and the expected increase in construction; lack of an established trading market for the Company’s new class of common stock contemplated by the Company’s plan of reorganization; inability to successfully restructure our operations to reduce operating losses; and unexpected weather interference. You should understand that the foregoing as well as other risk factors discussed in our filings with the SEC, including those listed under the heading “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended September 30, 2005, could cause results to differ materially from those expressed in such forward looking statements. We undertake no obligation to publicly update or revise information concerning the Company’s restructuring efforts, borrowing availability, its cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

General information about us can be found at http://www.ies-co.com under "Investor Relations." Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to

EXHIBIT 99.1

those reports, are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC.

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